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                                                                  Exhibit 10.13

                              AGREEMENT TO PROVIDE
                           SCRAP PURCHASING SERVICES*


    This Agreement to provide scrap purchasing services and certain priority purchase rights (the "Agreement") is entered into on this 29th day of October, 1993, by and between OmniSource Corporation, an Indiana corporation with its principal office and place of business in Fort Wayne, Indiana ("OmniSource") and Steel Dynamics, Inc., an Indiana corporation with its principal office and place of business in Indianapolis, Indiana ("SDI").

    WHEREAS, SDI intends to design, construct and operate a new steel production facility in the Midwest, at a site yet to be selected, using thin slab casting technology to produce hot rolled sheet steel of varying sizes, grades, and specifications (hereinafter, from time to time, the "Mini- Mill");

    WHEREAS, the Mini-Mill will require a continuous and dependable supply of steel scrap ("Scrap") as its primary raw material ingredient, and desires to secure the services of a major Scrap processor and broker with regional, national, and international access to substantial sources of Scrap supply, to act as SDI Scrap procurement agency for its periodic, regular, and ongoing needs; and

   WHEREAS, OmniSource considers itself properly qualified to and provide the foregoing services to SDI, and desires to provide the Scrap purchasing services* described in this Agreement, all subject to the terms and conditions set forth herein,

    NOW, THEREFORE, in consideration of the mutual covenants and undertakings of the parties set forth herein, the parties agree as follows:

                                       I.

                          Appointment of OmniSource as
                             Scrap Purchasing Agency

    SDI hereby appoints and engages the services of OmniSource, and OmniSource hereby accepts the appointment and agrees to render services to SDI as SDI's exclusive Scrap purchasing agency, to carry out its functions hereunder either for and on behalf of SDI, as agent, or in direct seller/purchaser transactions with SDI, or both. OmniSource agrees to provide SDI with the following services and rights:

    A. General Agreement. OmniSource agrees that, subject to the procedures and undertakings described in Paragraphs I.B., I.C., and I.D. herein, it will use its best


* Material has been redacted pursuant to request for Confidential Treatment.
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        efforts to locate and secure for SDI's Mini-Mill operations, such Scrap supplies as SDI may from time to time wish to purchase, at the lowest then available market prices for material of like grade, quantity, and delivery dates. OmniSource and SDI shall regularly consult with each other regarding the Mini-Mill's anticipated needs and requirements of Scrap, by grade, quantity, and approximate delivery date(s).

    B. *. OmniSource represents and warrants to SDI that at the present time it regularly owns, controls, or otherwise has direct purchase rights with respect to approximately One Hundred Thousand (100,000) gross tons of mill grades of scrap of varying kinds and grades, on a monthly basis ("OmniSource's Scrap").

        OmniSource agrees that in connection with OmniSource's Scrap, and where OmniSource has the unrestricted power of sale, OmniSource will provide SDI with * to purchase such OmniSource Scrap, at the prevailing
        OmniSource Market Price, as defined in Paragraph I.B.3.   *

        *

        1. Communication. On a regular basis, OmniSource will notify SDI by means of voice, fax, or electronic communication, or in such other manner (i.e., as described in Paragraph I.D.) as the parties may mutually agree, of the grade, quantity, location and the prevailing OmniSource "Market Price" thereof (F.O.B. the Mini-Mill) of OmniSource Scrap that is available for immediate purchase for the Mini-Mill (an "OmniSource Available Lot").

        2. Response. After its receipt of the foregoing notification, SDI shall have the * right, for a period of time as agreed to in connection with each offering, to secure such OmniSource Available Lot, by communicating its assent (using similar means) that it will take such OmniSource Available Lot upon the terms presented. If timely communicated to OmniSource, that will constitute a binding commitment by SDI to purchase and by OmniSource to sell (an "OmniSource Scrap Contract") the OmniSource Scrap constituting the particular OmniSource Available Lot. If a timely assent is not communicated, OmniSource shall thereafter b free to hold, use, or dispose of that OmniSource Available Lot in any manner, and upon such term (including price and other differences reflecting market conditions), as it deems appropriate.

        3. Determination of Market Price. For purposes of determining "OmniSource's Market Price," with respect to any OmniSource Available Lot, the price at which OmniSource can actually sell material of like grade and quantity, F.O.B. the OmniSource Available Lot, shall constitute OmniSource's Market Price; and that, plus the actual cost of freight into SDI's Mini-Mill, shall be used to determine SDI's F.O.B. Mini-Mill price for that OmniSource Available Lot.

* Material has been redacted pursuant to request for Confidential Treatment.



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           Subject to suitable safeguards to preserve confidentiality,
           OmniSource agrees to make available to SDI, for verification purposes,, OmniSource's Market Price information.

           It is agreed, however, that in the event that OmniSource is able to purchase and bring into one or more of its operating plants additional tonnages of Scrap, over and above its normal flow, and the cost of such additional Scrap exceeds the "OmniSource Market Price," as defined herein, but is nonetheless lower than additional tonnages of Scrap that may be available F.O.B. the Mini-Mill pursuant to brokered General Market Scrap purchases pursuant to Paragraph I.C., such higher price shall be deemed the "OmniSource Market Price" for purposes of only of such additional tonnages.

        4. Payment. Payment to OmniSource for all OmniSource Scrap purchased by SDI pursuant to this Paragraph I.B. shall be by SDI check and shall be due and made on net thirty (30) day terms after delivery of Scrap to the Mini-Mill, and OmniSource shall not be required hereunder to provide extended credit terms to SDI.

        5. Other Terms and Conditions of Sale. In addition to grade, quantity, location, and price terms, as contemplated by OmniSource Scrap Contracts agreed to in the manner contemplated by Paragraph I.B.2., the OmniSource Scrap Contracts between OmniSource and SDI shall be governed by the Terms and Conditions of Sale for all OmniSource Scrap Contracts between the parties hereto, as identified to this Agreement from time to time.

    C. * to General Market Scrap. OmniSource agrees to provide SDI, on a regular basis, with grade, quantity, location, availability, and General Market Price information, as defined in Paragraph I.C.3., F.O.B. the Mini-Mill, reflecting the lowest cost Scrap of like grade and quantity, other than OmniSource Scrap, that is available in the general marketplace ("General Market Scrap") to meet the Mini-Mill's monthly or other periodic requirements.

        The * Rights to General Market Scrap that constitute the subject of this Paragraph I.C. will operate as follows:

        1. Communication. On a regular basis, OmniSource will notify SDI, by means of voice, fax, or electronic communication, or in such other manner (i.e., as described in Paragraph I.D.) as the parties may mutually agree, of the grade, quantity, location and the "General Market Price" thereof (F.O.B. the Mini-Mill) of General Market Scrap that is available for immediate purchase for the Mini-Mill (a "General Market Available Lot").

* Material has been redacted pursuant to request for Confidential Treatment.



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        2. Response. After its receipt of the foregoing notification, SDI shall
           have the   *   right, for a period of time, as agreed to in
           connection with each offering, to secure such General Market Available Lot by communicating its assent (using similar means), that it will take such General Market Available Lot upon the terms presented. If timely communicated to OmniSource, that will constitute a binding commitment by SDI to purchase the particular General Market Available Lot (a "General Market Scrap Contract"). If a timely assent is not communicated, OmniSource shall thereafter be free to forego, purchase, or otherwise dispose of that General Market Available Lot in any manner, and upon such terms (including price and other differences reflecting market conditions), as it deems appropriate.

        3. Determination of General Market Price. For purposes of determining the "General Market Price" with respect to any General Market Available Lot, the price at which OmniSource can actually purchase that General Market Available Lot, F.O.B. the General Market Available Lot, shall constitute the General Market Price for such General Market Available Lot and that, plus the actual cost of freight into SDI's Mini-Mill, shall be used to determine SDI's F.O.B. Mini-Mill price for that particular General Market Available Lot.

           Subject to suitable safeguards to preserve confidentiality, OmniSource agrees to make available to SDI, for verification purposes, all General Market Price data in connection with each and every transaction.

        4. Payment. Payment to OmniSource for all General Market Scrap purchased by OmniSource and resold to SDI pursuant to this Paragraph I.C. shall be by SDI check and shall be due and made on net thirty (30) day terms after delivery of the Scrap to the Mini-Mill, and OmniSource shall not be required hereunder to provide extended credit terms to SDI.

        5. Other Terms and Conditions of Sale. In addition to grade, quantity, location, and price terms, as contemplated by General Market Scrap Contracts agreed to in the manner contemplated by Paragraph I.C.2., the General Market Scrap Contracts between OmniSource and SDI shall be governed by the Terms and Conditions of Sale for all OmniSource General Market Scrap Contracts between the parties hereto, as identified to this Agreement from time to time.

    D. Working Agreements Regarding Scrap Purchasing Procedures. The parties mutually agree that from time to time their representatives will develop daily, weekly, or other periodic procedures and forms pursuant to which OmniSource and SDI will carry out their respective obligations and rights hereunder. The parties further recognize that the specific rights granted to-SDI by OmniSource pursuant to Paragraphs I.B. and I.C. are primarily for SDI's protection during possible conditions of market undersupply, and for the further purpose of securing for SDI OmniSource's commitment to use its best efforts

* Material has been redacted pursuant to request for Confidential Treatment.



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        in good faith to assist SDI in meeting its Scrap requirements on
        a-continuous basis at the lowest available market prices for goods of like quality and amount.

        The parties agree, however, that in view of the foregoing, their respective representatives may from time to time devise operating procedures that may ignore the formalities contemplated by Paragraphs I.B. and I.C. hereunder; but such informal procedures shall not be deemed to constitute a modification or waiver of any of the rights and obligations described in Paragraphs I.B. and I.C.

    E. Compensation to OmniSource. For OmniSource's services rendered to SDI as its exclusive Scrap purchasing agency and advisor, as well as for the purchase rights * granted to SDI by OmniSource pursuant to Paragraphs I.B. and I.C. hereunder, SDI agrees to pay to OmniSource a fee ("OmniSource's Fee") equal to Two Dollars ($2.00) for every gross ton of Scrap received by SDI at its Mini-Mill, until such time as SDI's pre-tax earnings from operations reach the first Thirty Million Dollars ($30,000,000), without regard to prior accumulated losses, if any, at which time SDI agrees that OmniSource's Fee shall go to Three Dollars ($3.00) per gross ton thereafter. OmniSource's Fees shall be payable in any and all events based upon the Mini-Mill's receipt of Scrap and regardless of whether such Scrap derived from OmniSource Scrap Contracts pursuant to Paragraph I.B. or General Market Scrap Contracts pursuant to Paragraph I.C., but shall not be payable on SDI's direct purchase from other sources pursuant to its rights described in Paragraph I.F.

        OmniSource's Fees will be billed to SDI periodically by OmniSource, with reference to specific OmniSource Scrap Contracts or General Market Scrap Contracts, either separately or accompanying OmniSource invoices for OmniSource Scrap or General Market Scrap, and shall be payable on net thirty (30) day terms the same as payments due pursuant to Paragraphs I.B. and I.C.

        OmniSource agrees no other additional charge or mark-up, over and above the OmniSource Market Price (in the case of OmniSource Scrap Contracts) or the general Market Price (in the case of General Market Scrap Contracts) is to be levied by OmniSource, except as otherwise specifically contemplated by this Agreement.

    F. SDI's Purchase Rights. All final decisions regarding purchases of Scrap hereunder shall belong to SDI, except insofar as the parties may otherwise agree pursuant to the procedures contemplated by Paragraph I.D.

        SDI shall have the sole and unfettered discretion to determine its periodic Scrap needs hereunder, including the extent to which it may employ so-called Scrap substitutes, in lieu of metallic Scrap, in its manufacturing process.

        * Material has been redacted pursuant to a request for Confidential Treatment.

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        SDI shall also retain the right, in the exercise of its own prudent discretion, if after reasonable notice to OmniSource, OmniSource is not able, for whatever reason, to supply sufficient Scrap of a particular quality and amount at a particular price and at a particular time, or if, by mutual agreement, there are independent business justifications for SDI to deal directly with a supplier, to purchase Scrap for its own account; and such action, unless in connection with a claim of breach, shall not be deemed to constitute a renunciation by SDI or a waiver by OmniSource of the exclusivity of OmniSource's Scrap agency rights hereunder; and OmniSource shall not be entitled to its Fees on such special transactions as otherwise determined under Paragraph I.E; provided, however, that such exception shall not be used as a device to evade OmniSource's compensation hereunder.

    G. Additional OmniSource Services. In addition to the services previously described herein, OmniSource will regularly consult with and advise SDI with respect to such matters as the nature and extent of its purchasing services, scheduling of Scrap shipments, quality control, supplier supervision and control, and any other necessary services to enhance and facilitate the Mini-Mill's receipt of an orderly supply of quality, conforming Scrap.

        SDI agrees to communicate regularly with OmniSource concerning any problems of supply, quality, or other operating concerns., so that SDI and OmniSource can work together to solve any supply issues before they become problems, and to enable OmniSource to take up any supplier-side quality or other problems with suppliers.

                                       II.

                          Additional OmniSource Rights

    A. Scrap Processing Facility. SDI represents to OmniSource that it has no present plans for the establishment of a Scrap processing facility on site at the Mini-Mill,,and that its current plans provide only for a Scrap Receiving and Holding Facility. SDI agrees, however, that if it decides to invite proposals for, install or construct a Scrap. processing facility in, on, adjacent to or to serve the Mini-Mill or on near premises OmniSource will be given a first right of refusal, for a period of not less than one hundred eighty (180) days, to construct and/or operate such a Scrap processing facility, on terms and conditions substantially similar to those proposed to or by SDI and set forth and described in reasonable detail in SDI's written notice to OmniSource.

    B. Sale of Scrap by SDI. SDI agrees that OmniSource shall have a first right of refusal to purchase from SDI any scrap metal or comparable product that the Mini-Mill may sell from time to time.


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    C.  Trash Removal or Waste Hauling Agreements. SDI agrees that OmniSource shall have a first right of refusal to provide any trash removal or waste hauling' services which SDI may require and not provide for its own account.

                                      III.

                      Effective Date and Term of Agreement


    The Effective Date of this Agreement shall be the date appearing at the outset hereof, but the initial term of OmniSource's exclusive Scrap agency relationship with SDI, as described in this Agreement, shall commence on the date upon which OmniSource enters into its first OmniSource Scrap Contract or General Market Scrap Contract pursuant to Paragraphs I.B. or I.C., and shall thereafter extend for a period of six (6) years, or, alternatively, shall extend for eight (8) years from the Effective Date, whichever is the greater period. At the expiration of the initial term, and unless the parties hereto have specifically extended this Agreement by a specific renewal term, by written instruction signed by both parties, or replaced this Agreement with a different agreement by a duly executed instrument signed by both parties, this Agreement shall be deemed to continue on a year to year basis, subject to termination by either party, with or without cause, upon one (1) year's advance written notice.

                                       IV.

                          Default and Early Termination

    A. Breach of Performance by OmniSource. In the event that SDI alleges OmniSource's failure to perform in accordance with the terms and conditions of this Agreement, and in the further event that such failure continues unabated for a period in excess of thirty (30) days after notification to OmniSource in writing with a particularized statement of the alleged failure to perform, then SDI, at its option, shall have the right to terminate this Agreement for cause, based upon OmniSource's default; provided, however, that in the event that prior to the lapse of the thirty (30) day "cure" period set forth herein OmniSource has taken reasonable steps to correct the default and failure of performance and, if diligent, can reasonably correct and cure the problem within an additional thirty (30) day period, OmniSource shall be entitled to the additional period of thirty (30) days before SDI shall be entitled to declare a default hereunder.

        While the parties acknowledge and agree that this Agreement does not constitute a requirements contract, nor does it constitute an undertaking by OmniSource to provide SDI with its Mini-Mill's Scrap needs in accordance with any specific terms or conditions, or at all costs, or in any event, and while the parties further recognize that market conditions may be such that adequate Scrap supplies are from time to time not


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        available or, if available, may be unavailable at acceptable price levels, .OmniSource agrees that SDI (i) has the right hereunder to priority treatment of Scrap supply, and (ii) has entered into this Agreement with the expectation that OmniSource, through its regular acquisition and production of OmniSource Scrap and its access to General Market Scrap, can provide SDI with adequate sources of Scrap for its Mini-Mill operation. Subject to any periods of market aberration, therefore, OmniSource agrees that if, for a continuous period of three
        (3) months, it has failed to provide SDI with Scrap purchase contracts sufficient to cover seventy percent (70%) of its operating needs during such period, then such condition shall constitute grounds for a declaration of default.

        If OmniSource becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, or in the event of the institution of any voluntary or involuntary proceedings by or against OmniSource under bankruptcy, insolvency, or similar laws for the relief of debtors or the protection of creditors, or in the event of the appointment of a receiver, trustee or assignee for the benefit of creditors of OmniSource, then, at SDI's election, this Agreement may be immediately terminated.

    B. Breach of Performance by SDI. In the event that OmniSource alleges SDI's failure to perform in accordance with the terms and conditions of this Agreement, and in the further event that such failure continues unabated for a period in excess of thirty (30) days after notification to SDI in writing with a particularized statement of the alleged failure to perform, and, in addition to any other remedies to which OmniSource may be entitled at law or in equity, OmniSource shall be entitled to terminate this Agreement; provided, however, that in the event that prior to the lapse of the thirty (30) day "cure" period set forth herein SDI has taken reasonable steps to correct the default and failure of performance and, if diligent, can reasonably correct and cure any non-payment problem within an additional thirty (30) day period, SDI shall be entitled to the additional period of thirty (30) days before OmniSource shall be entitled to declare a default hereunder. Any termination of this Agreement shall not relieve SDI from any liability which may have arisen hereunder prior to such termination, nor shall any such termination relieve SDI of any claim for damages or other liabilities arising as a consequence of its default hereunder.

        If SDI becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, or in the event of the institution of any voluntary or involuntary proceedings by or against SDI under bankruptcy, insolvency, or similar laws for the relief of debtors or the protection of creditors, or in the event of the appointment of a receiver, trustee or assignee for the benefit of creditors of SDI, then, at OmniSource's election, this Agreement may be immediately terminated.


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                                       V.

                            Miscellaneous Provisions

    A. Confidentiality. Each party hereto agrees to receive and hold any information acquired by it pursuant to this Agreement or through the relationships created hereunder and relating to the other party in confidence and to not use or disclose such information to any other person unless first authorized by the other party in writing, required by law, or unless such information is otherwise publicly available.

    B. Force Majeure or Extraordinary Circumstances. In the event that OmniSource or SDI may be delayed or prevented from performing under this Agreement by reason of strikes, casualties, acts of God, labor troubles, power failures, inability to obtain replacement parts or other unanticipated breakdown of equipment, riots, insurrection, acts or events of local, regional, or national emergency, extraordinary market conditions beyond the control of a party to this Agreement, or the like, and which prevents such party from performing its obligations under this Agreement, such party shall not be deemed to be in default hereunder due to such non-performance during the pendency of such event or occurrence; provided, however, that if such condition continues to exist for a period in excess of three (3) months, the party suffering the non-performance shall be entitled to terminate this Agreement; and provided, further, that both parties agree to use their best efforts in good faith to work around and minimize the effect of any such act, condition, or circumstance, if it can be done without a materially adverse effect.

        Should an event, act, or circumstance occur hereunder which justifies OmniSource's non-performance of its Scrap agency functions hereunder, then, during the course of any such interruption, SDI shall be entitled to obtain its Scrap from or through sources other than OmniSource without the obligation to pay OmniSource its Fees and without SDI being in default under this Agreement. During any such period of interruption, OmniSource agrees to take all reasonable measures to assist SDI in the procurement of such alternative sources of supply.

    C. Notices. Any notice or other communication required to be given hereunder, or otherwise appropriate, shall be in writing and deemed given when delivered personally or sent by certified or-registered mail addressed to a party at the address set forth below, or at such other addresses as either party may from time to time designate:

        If to OmniSource: OmniSource Corporation
                          Attention: Leonard Rifkin, President
                          1610 N. Calhoun Street
                          Fort Wayne, IN 46808


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        with a copy to:   Robert S. Walters, Esq.
                          Barrett & McNagny
                          215 E. Berry Street
                          Fort Wayne, IN 46802

        If to SDI:        Steel Dynamics, Inc.
                          Attention: Keith Busse
                          12953 Brighton Avenue
                          Carmel, IN 46032

        with a copy to:   Mark C. Chambers, Esq.
                          Haller & Colvin
                          444 East Main Street
                          Fort Wayne, IN 46802

    D. Governing Law. This Agreement shall be governed in all respects in accordance with the provisions of the laws of the state of Indiana.

    E. Independent Contractor Relationship. OmniSource shall act as an independent contractor to SDI hereunder, and the parties acknowledge and agree that there is no intention hereunder to act as joint venturers or partners, and nothing herein shall be so Construed.

    F. Litigation Venue. In the event of any dispute hereunder, including (but not limited to) any dispute relating to a breach of this Agreement, such dispute shall be heard in any state or federal court, with jurisdiction, in or serving the county in which SDI's Mini- Mill is located.

    G. Entire Agreement. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting its subject matter. No changes or modifications to this Agreement shall be binding on either party unless in writing and executed by each party hereto.


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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        OMNISOURCE CORPORATION

                                            /s/ Leonard Rifkin

                                        By: ____________________________________
                                            Leonard Rifkin, President


                                        STEEL DYNAMICS, INC.

                                            /s/ Keith Busse

                                        By: ____________________________________
                                            Keith Busse, President


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